Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form F-3 (File No. 333-213240) of Tantech Holdings Ltd. and Subsidiaries of our report dated September 25, 2017 with respect to the financial statements of Suzhou E Motors Electric Buses Co., Ltd. included in the Current Report (Form 6-K) for the years ended December 31, 2016 and 2005, and our report dated May 1, 2017 with respect to the consolidated financial statements of Tantech Holdings Ltd. and Subsidiaries included in the Annual Report (Form 20-F) for the years ended December 31, 2016 and 2005.

We also consent to the reference to our firm under the heading “Experts”.

/s/ Friedman LLP

New York, New York

September 25, 2017